Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO: Sunstock, Inc.:

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated April 6, 2018, included in the Sunstock, Inc. Annual Report on Form 10-K for the year ended December 31, 2017, and to all references to our Firm included in this Registration Statement.

/s/ HALL & COMPANY Certified Public Accountants & Consultants, Inc.

Irvine, CA

November 2, 2018